Exhibit 99.1

Dynatronics Announces Christopher von Jako, Ph.D. as
New Chief Executive Officer

COTTONWOOD HEIGHTS, UT (June 26, 2018) – Dynatronics Corporation (NASDAQ:DYNT) announced today that the Company’s Board of Directors has appointed Christopher R. von Jako, Ph.D., as Chief Executive Officer effective immediately. He assumes day-to-day leadership of the Company and also joins Dynatronics’ Board of Directors. Dr. von Jako succeeds Kelvyn H. Cullimore, Jr., the Company’s co-founder and previous CEO. Mr. Cullimore continues to serve on the Board of Directors as a non-employee director.

“After thorough succession planning and a comprehensive search process, the Board is pleased to have found the best individual to assume leadership of this organization,” said Erin S. Enright, Chairman of the Board of Directors. “This was the culmination of a rigorous succession process that the Board initiated several months ago. Chris has a track record of proven leadership across multiple organizations. His experience will help shape important strategic decisions for the organization going forward. Also, on behalf of the Board, I would like to thank Kelvyn Cullimore, Jr. for his many years of service to Dynatronics and the many contributions he has made in positioning the Company for an exciting new chapter of growth.”

Dr. von Jako’s selection completes a search process facilitated by KFA Search, Inc. a leading executive search firm dedicated exclusively to the life science industry. A large prospect pool was narrowed by stages to a group interviewed by the Board’s search committee and corporate leadership.

“I’m honored and grateful to the Board for the opportunity to lead this organization,” said Dr. von Jako. “There is an exceptionally talented team at Dynatronics that is focused on growing the business and helping shape the Physical Therapy, Athletic Training, and Orthopedic markets. I’m excited to join Dynatronics at this pivotal point in the Company’s history.”

Before joining Dynatronics, Dr. von Jako served as President and CEO of NinePoint Medical, Inc., a medical imaging company in Bedford, Massachusetts, where he successfully secured a significant strategic investment and long-term partnership with Merit Medical Systems, Inc. Prior to that, Dr. von Jako served as President and CEO of NeuroTherm, Inc., a pain management business, from 2013 to 2014 until its acquisition by St. Jude Medical Corporation. From 2010 to 2013, he served as President of ActiViews, Inc. Earlier in his career, Dr. von Jako worked in senior executive roles of progressive responsibility with other leading medical device companies such as Integra LifeSciences, Covidien, Medtronic, and Radionics.

Dr. von Jako will continue to serve as an Independent Director on the boards of NinePoint Medical, Inc. and nView medical Inc. He earned a double B.S. degree from Bates College, a M.S. degree from the Massachusetts Institute of Technology, and a Ph.D. degree from the University of Pécs Medical School. A more complete biography of Dr. von Jako has been posted on our website, www.dynatronics.com/investors.

About Dynatronics Corporation

Dynatronics Corporation (NASDAQ:DYNT), through its Therapy Products, Hausmann Industries, and Bird & Cronin Divisions, designs, manufactures, markets, and distributes advanced-technology medical devices, therapeutic and medical treatment tables, rehabilitation equipment, custom athletic training treatment tables and equipment, institutional cabinetry, orthopedic soft goods, as well as other specialty patient, rehabilitation and therapy products and supplies. Through its various distribution channels, the company markets and sells its products to physical therapists, chiropractors, athletic trainers, sports medicine practitioners, orthopedists, hospitals, clinics, and other medical professionals, and institutions. More information including earning releases and other financial information are available at www.dynatronics.com/investors. Information about the company’s products and services is available at www.dynatronics.com, www.hausmann.com, www.proteamtables.com, and www.birdcronin.com.

About KFA Search
KFA Search is a boutique executive search firm with offices in Jacksonville, FL and San Francisco, CA, solely serving the life sciences industry. They accept a select number of search engagements at the Vice President level and above, enabling meticulous focus and effort for every client assignment at each step in the search process.

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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